EXHIBIT 23.1

Consent of Independent Registered Public Accounting Firm
We consent to the incorporation by reference in the Registration Statements on Form S-3 (No. 333‑276375, No. 333-279761, and No. 333-281762) and Form S-8 (No. 333‑143004, No. 333‑144820, No. 333-219054, No. 333-121234, No. 333-110479, No. 333-164792, No. 333‑184772, No. 333-189351, No. 333-265947, and 333-280636) of Arq, Inc. (the Company), of our reports dated March 5, 2025, relating to the consolidated financial statements of the Company and the effectiveness of internal control over financial reporting of the Company, appearing in this Annual Report on Form 10-K of the Company for the year ended December 31, 2024.

/s/ Moss Adams LLP
Denver, Colorado
March 5, 2025